EXHIBIT 99.1
Executive Contact:
Richard Vasek
Chief Financial Officer
Rockford Corporation
(480) 517-3169
ROCKFORD CORPORATION REPORTS
FISCAL YEAR 2006 AND FOURTH QUARTER 2006 RESULTS
     Tempe, Ariz., March 21, 2007/PRNewswire/—Rockford Corporation (NASDAQ: ROFO) today announced financial results for the three and twelve months ended December 31, 2006. Highlights for the twelve months include:
•	Net sales were $102.8 million compared to $135.7 million in 2005

•	Gross margin decreased to 28.1% from 29.1% in 2005

•	Operating expenses declined to $36.7 million, from $39.6 million in 2005

•	Net loss was $8.8 million compared to a net loss of $4.1 million in 2005 period

•	Net loss included non-recurring charges of approximately $3.8 million related to legal settlements, charges for severance arising from the restructuring announced in August 2006, and lease termination charges.
     Net sales for the twelve months ended December 31, 2006 decreased 24.3% to $102.8 million compared to $135.7 million for 2005. Net sales for the fourth quarter of 2006 declined 28.5% to $20.0 million compared to $27.9 million in the fourth quarter of 2005. The decrease in net sales was primarily due to lower sales of Rockford Fosgate and Lightning Audio branded products, late 2006 reductions in OEM sales because

Nissan’s new generation Sentra is not currently including Rockford Fosgate systems at the same rate as in the last year of the prior generation, and the elimination of Rockford’s Q-logic enclosure product line for much of the year.
     Gross margin for the twelve months ended December 31, 2006 decreased to 28.1% compared to 29.1% for the same period in 2005. Gross margin for the fourth quarter of 2006 decreased to 23.1% compared to 25.3% in the fourth quarter of 2005. The decrease in gross margin was primarily due to lower net sales and higher manufacturing variances, with manufacturing variances resulting principally from reduced volumes in Rockford’s internal manufacturing facilities caused by the ongoing transition to outsourced manufacturing.
     During 2007, Rockford expects to transition more of its manufacturing of Rockford Fosgate products to its outsourcing partners. Currently, Rockford has outsourced the Punch and Power series amplifier circuit boards and is doing final assembly, testing and packaging at its facility in Tempe Arizona. Outsourcing of final assembly for aftermarket amplifiers is scheduled to be complete by late 2007. OEM amplifier production will continue to take place in Tempe. Rockford’s Michigan speaker manufacturing facility will complete its final build of products in the second quarter of 2007. Rockford will keep only a portion of the Michigan facility for use as a warehouse. Once completed these actions should have a positive impact on gross margins.
     Operating expenses for the twelve months ended December 31, 2006, decreased 7.2% to $36.7 million compared to the 2005 level of $39.6 million. Operating expenses for the fourth quarter of 2006 increased $0.1 million to $9.4 million compared to the 2005 level of $9.3 million. Operating expenses were impacted in the fourth quarter of 2006 by non-recurring charges, including legal settlements and severance costs that together totaled approximately $1.9 million.
     Operating loss for the twelve months ended December 31, 2006 was $7.9 million compared to an operating loss of $0.1 million in the same period of 2005. Operating loss for the fourth quarter was $4.9 million compared to an operating loss of $2.2 million in the same period of 2005.
     William R. Jackson, President, commented “We believe our substantially streamlined business operations and the outsourcing of the majority of our manufacturing will positively impact us in 2007. We began shipping our new and much improved 2007 Rockford Fosgate Power Series amplifiers and Punch Series subwoofers in January 2007. At the Mobile Enhancement Retailers Association (MERA) event in Knoxville TN last week, we announced the introduction of the new Punch Series amplifiers. This line of six amplifiers is very significant for the company and our retailers. It represents the highest volume product segment and is sold across the global dealer and distributor network. The Punch amplifiers began shipping March 19th. Our product development and manufacturing teams have used the new processes we implemented after our 2004 new product difficulties to deliver better products, ahead of schedule and in planned quantities. We believe this will be the smoothest major new product introduction we have ever undertaken. Although the industry continues to face a challenging environment, our dealers have responded very favorably to our new products and business programs. Rockford is very focused on providing our retailers with the right tools and products to grow their business.”
Appointment of New Vice President of Sales
     Rockford announced the appointment of Brian Carlsness as Vice President of Sales, replacing Michael Chass who resigned earlier this month. Mr. Jackson stated, “Brian is a 14 year veteran with Rockford and has over 33 years experience in the consumer electronics industry. Brian’s past experience at Rockford includes service as Director of International Sales, Director of Home Audio and National Sales Manager. His understanding of our core business makes him an ideal leader for the sales team.”
Bank Amendment
     Rockford also announced it has amended its $20 million asset-based facility with Wachovia Capital Finance Corporation (Western). The amendment waives the default caused by Rockford’s failure to satisfy the financial covenants in the agreement with Wachovia as of December 31, 2006, sets quarterly (rather than monthly) covenants for 2007, changes basis of financial covenant calculation, and is expected to provide Rockford with substantially greater covenant flexibility. Rockford continues to believe that its relationship with Wachovia is good.

2007 Guidance
     For fiscal 2007, Rockford expects gross margin as a percent of net sales to improve due to its continued outsourcing efforts and lower sales discounts because of the new and improved 2007 products. At the same time, Rockford expects to take an additional charge in the first quarter of 2007 related to post-employment benefits, including costs associated with former Chief Executive Officer Gary Suttle’s Retirement and Salary Continuation Agreement. Because of the mixed effect of these changes, and the continuing unpredictability of the mobile audio aftermarket, Rockford has concluded that it is not currently in a position to provide meaningful guidance about expected results for 2007.
About Rockford Corporation (www.rockfordcorp.com)
     Rockford is a designer, marketer and distributor of high-performance audio systems for the mobile audio aftermarket and for the OEM market. Rockford’s mobile audio products are marketed primarily under the Rockford Fosgate®, Rockford Acoustic Design™ and Lightning Audio® brand names.
     Rockford’s primary brand websites include: www.rockfordfosgate.com, www.rockfordacousticdesign.com, and www.lightningaudio.com.
Forward-looking Statement Disclosure
     We make forward-looking statements in this press release including but not limited to statements about our results of operations. These statements may be identified by the use of forward-looking terminology such as “may,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words.
     Forward-looking statements are subject to many risks and uncertainties. Rockford cautions you not to place undue reliance on these forward-looking statements, which speak only as at the date on which they are made. Actual results may differ materially from those described in our forward-looking statements. Rockford disclaims any obligation or undertaking to update these forward-looking statements to reflect changes in our expectations or changes in events, conditions, or circumstances on which our expectations are based.
     Rockford’s revenues have continued to decline in late 2006, with some of the decline attributable to continued weakness in the mobile audio market and some to preparation for the introduction of new products in early 2007. If Rockford’s operations fail to improve, if Rockford’s 2007 new product introductions are not successful, or if sales erode further for other reasons, Rockford may not be able to achieve its business objectives and may require additional financing to maintain its current business activities. In this event, Rockford could suffer setbacks in its competitive position, ability to grow its aftermarket and OEM businesses, and overall financial performance. Under such circumstances, Rockford might not be able to return its business to profitability as currently planned.
     When considering our forward-looking statements, you should keep in mind the risk factors and other cautionary statements identified in Rockford’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 31, 2006. The risk factors noted throughout the report, particularly those identified in the discussion in Item 1A of the report, and other risk factors that Rockford has not anticipated or discussed, could cause our actual results to differ significantly from those anticipated in our forward-looking statements.

Rockford Corporation
Condensed Consolidated Statements of Operations
For the Three and Twelve Months Ended December 31, 2006 and December 31, 2005
($000s omitted except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Net sales	$19,963	$27,936	$102,776	$135,682
Cost of goods sold	15,353	20,864	73,919	96,231

Gross profit	4,610	7,072	28,857	39,451

Operating expenses	9,497	9,279	36,743	39,581

Operating loss	(4,887)	(2,207)	(7,886)	(130)

Interest and other expense	290	439	1,243	2,593
Loss from continuing operations before income taxes	(5,177)	(2,646)	(9,129)	(2,723)
Income tax benefit	(437)	(4)	(437)	—
Loss from continuing operations	(4,740)	(2,642)	(8,692)	(2,723)
Discontinued operations:
Loss from disposal of discontinued operations, net of taxes	—	(83)	—	(1,019)
Loss from discontinued operations, net of taxes	—	(33)	(155)	(345)
Total Loss from discontinued operations	—	(116)	(155)	(1,364)
Net Loss	$(4,740)	$(2,758)	$(8,847)	$(4,087)

Loss per common share:
Loss from continuing operations
Basic	$(0.50)	$(0.28)	$(0.92)	$(0.29)

Diluted	$(0.50)	$(0.28)	$(0.92)	$(0.29)

Loss from discontinued operations
Basic	$0.00	$(0.01)	$(0.02)	$(0.15)

Diluted	$0.00	$(0.01)	$(0.02)	$(0.15)

Net loss
Basic	$(0.50)	$(0.30)	$(0.94)	$(0.44)

Diluted	$(0.50)	$(0.30)	$(0.94)	$(0.44)

Weighted average shares:

Basic	9,391	9,331	9,388	9,258

Diluted	9,391	9,331	9,388	9,258

-more-

Rockford Corporation
Condensed Consolidated Balance Sheets
At December 31, 2006 and December 31, 2005
(In thousands)

	December 31,	December 31,
	2006	2005
	(unaudited)
ASSETS
Current assets:
Cash	$—	$—
Accounts receivable, net	19,242	24,855
Inventories	19,612	18,618
Prepaid expenses and other current assets	1,998	3,935
Current assets of discontinued operations	—	289

Total current assets	40,852	47,697

Property and equipment, net	2,487	3,104
Other assets	1,216	1,497

Total assets	$44,555	$52,298

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$7,094	$10,182
Accrued warranty	2,199	3,185
Other accrued liabilities	4,680	5,004
Current portion of long term debt	10,400	6,109

Total current liabilities	24,373	24,480

Notes payable	9,278	9,187
Other long-term liabilities	659	—

Total liabilities	34,310	33,667

Shareholders’ equity:
Common stock	94	94
Additional paid-in-capital	37,995	37,548
Retained deficit	(28,255)	(19,408)
Accumulated other comprehensive income	411	397

Total shareholders’ equity	10,245	18,631

Total liabilities and shareholders’ equity	$44,555	$52,298

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